EXHIBIT 10.1
RETENTION AGREEMENT

    THIS RETENTION AGREEMENT (the “Agreement”), effective as of April ●, 2023, is made and entered into by and between Blackbaud, Inc., a Delaware corporation (the “Company”), and __________________ (“Employee”).

WITNESSETH:

WHEREAS, the Company presently employs Employee; and

    WHEREAS, the Company and Employee desire to set forth consideration to be paid to Employee in the event that Employee’s employment with the Company is terminated without “Cause” by the Company or for “Good Reason” by Employee following a “Change in Control” of the Company, all as defined herein.

    NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Definitions. For the purposes of the Agreement, the following terms shall be defined as set out below:

a. “Cause.” “Cause” shall mean:

i. Employee’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Employee is charged, other than unintentional motor vehicle felonies, routine traffic citations or a felony predicated exclusively on Employee’s Vicarious Liability. “Vicarious Liability” for purposes of this Agreement shall mean any act for which Employee is constructively liable, including, but not limited to, any liability that is based on acts of the Company for which Employee is charged solely as a result of his or her offices with the Company and in which he or she was not directly involved or did not have prior knowledge of such actions or intended actions;

ii. Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by Employee;

iii. Employee’s failure or refusal to perform his or her reasonably-assigned duties (consistent with past practice of the Company and other than due to a Disability), provided that such failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after Employee shall have received written notice from the Company stating the nature of such failure or refusal;

iv. Employee’s willful violation of any of his or her obligations contained in that certain employee agreement between Employee and the Company, which violation is of a character that is likely to materially injure the Company, as determined by the Company in good faith;

v. Personal conduct by Employee (including employee harassment or discrimination) which materially discredits or damages the Company or any subsidiary; and/or

vi. Employee’s illegal use of controlled substances.

    b. “Change in Control.” A “Change in Control” shall be deemed to have occurred upon the consummation of (i) a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least 50% of the combined entity immediately following the merger or consolidation; (ii) a sale of all or substantially all of the assets of the Company; (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (A) the then-outstanding common stock of the Company or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; or (iv) the liquidation or dissolution of the Company.

    c. “Code.” The “Code” shall mean the Internal Revenue Code of 1986, as amended.

    d. “Disability.” “Disability” shall mean Employee’s inability due to a physical or mental impairment to perform the essential functions of his or her job, with or without reasonable accommodation, for a period of at least ninety (90) consecutive or non-consecutive days in any twelve (12) month period.

    e. “Effective Date.” The “Effective Date” shall mean the date first written above.

    f. “Effective Release.” An “Effective Release” shall mean a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed by Employee after the Termination Date by the deadline prescribed by the Company (which deadline shall comply with any consideration period required by applicable law) and that is not revoked by Employee within any legally-prescribed revocation period.

    g. “Good Reason.” “Good Reason” shall mean any of the occurrences described in (i) through (iv) below other than as consented to in writing by Employee, provided, however, that Employee must provide written notice to the Company of such occurrence and his or her anticipated termination for Good Reason within ninety (90) calendar days after the initial existence of such occurrence and such termination shall not become effective unless and until the occurrence goes uncorrected by the Company for thirty (30) calendar days after receiving detailed written notice from Employee:

i. Any materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities of Employee, provided such change or diminution continues uncorrected for a period of thirty (30) calendar days after the Company shall have received written notice from Employee stating the nature of such change or diminution;

ii. A material reduction made to Employee’s total annual compensation in the aggregate, which is measured against aggregate total annual compensation as of immediately prior to the Change in Control, with total compensation for this purpose to consider the following components: Employee’s base salary, target bonus opportunity, annual short-term incentive equity award, and annual long-term incentive equity award, and in determining whether there has been a reduction in Employee’s equity awards, equity awards are compared to the prior year’s equity awards and each are measured based on the value, terms and conditions of the equity award opportunity at the time of grant;

iii. Failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any purchaser of all or substantially all of the assets of the Company within thirty (30) calendar days after a sale or transfer of such assets; and/or

iv. A relocation of Employee’s principal location as assigned to him or her by the Company, to a location more than forty (40) miles from his or her existing office location or existing principal residence location if the Company has not assigned Employee to an office location, provided that such relocation materially increases Employee’s commute to work, or a materially adverse change in the business travel requirements of Employee’s position.

    h. “Term.” The “Term” of this Agreement shall mean an initial period of three (3) years following the Effective Date, plus successive one (1) year renewal periods thereafter so long as the Company does not provide Employee with written notice of its intention not to renew this Agreement at least ninety (90) calendar days prior to the expiration of the initial three (3) year period or any additional one (1) year renewal period.

i. “Termination Compensation.” “Termination Compensation” shall have the meaning ascribed to it in Section 2(a) of this Agreement.

    j. “Termination Date.” “Termination Date” shall mean the effective date of Employee’s termination of employment with the Company.

2.    Compensation upon Termination. Upon termination of Employee’s employment by either party for any reason whatsoever, Employee shall be entitled to continue to receive his/her base salary, minus applicable withholdings required by law or authorized by Employee, and any accrued, unpaid and appropriately documented business expenses through the Termination Date. In addition, during the Term of this Agreement, upon termination of Employee’s employment within twelve (12) months after a Change in Control, either (i) by the Company without Cause, or (ii) by Employee for Good Reason, and in either case conditioned upon Employee’s timely execution of an Effective Release, Employee shall be entitled to, in lieu of any other severance benefit:

    a.    Payment of an amount equal to one and one-half (1.5) times base salary at Employee’s annual rate in effect immediately prior to the Termination Date, minus applicable withholdings required by law or authorized by Employee (the “Termination Compensation”), with such amount to be paid in a lump sum within sixty (60) calendar days following the Termination Date (provided, for the avoidance of doubt, such payment is subject to Employee’s timely execution of an Effective Release);

    b.    Conditioned on Employee’s proper and timely election pursuant to “COBRA” to continue medical, dental and/or vision insurance benefits as in effect for Employee and, if applicable, Employee’s eligible spouse and dependents, immediately prior to the Termination Date under the Company’s group health plan(s), prompt reimbursement on a taxable basis of Employee’s applicable COBRA premiums (cost) for such continued medical, dental and/or vision coverage minus applicable withholdings required by law or authorized by Employee until, with respect to each of such medical, dental and/or vision coverage separately, the earliest of: (i) twelve (12) months following the Termination Date; (ii) Employee becomes eligible for such insurance coverage from another employer or enrolls in or obtains such insurance coverage from another source; or (iii) Employee otherwise is no longer eligible for COBRA continuation coverage (provided, however, that if the Company cannot provide the reimbursement described in this Section 2(b) without incurring penalties under or violating applicable law, the Company and Employee shall cooperate in good faith to determine an alternative manner in which the Company shall provide substantially equivalent payments to Employee); and

    c.    One hundred percent (100%) of all then outstanding and unvested stock options and other equity awards held by Employee shall become vested and immediately and fully exercisable, notwithstanding any provision in any award agreement, but subject to applicable withholdings required by law or authorized by Employee. For the avoidance of doubt, all performance-based restricted stock units and performance-based restricted stock previously granted to Employee shall be deemed to have achieved 100% of the minimum applicable performance targets in the event the applicable performance period has not been completed at the time of the Change in Control, unless otherwise provided in any purchase or other acquisition agreement the consummation of which gives rise to a Change in Control or as otherwise provided by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company in connection with such Change in Control.

Notwithstanding the foregoing, if the Termination Compensation or other benefits provided to Employee pursuant to this Agreement are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), then (i) if the sixty (60) calendar day period following the Termination Date begins in one calendar year and ends in the next calendar year, the Termination Compensation and/or other benefit shall not be paid until that next calendar year, and (ii) if Employee is deemed by the Company to be a “specified employee” within the meaning of Section 409A(2)(B)(i) of the Code, no payments of any of such Termination Compensation and/or other benefit that constitutes nonqualified deferred compensation shall made for six (6) months plus one (1) day after the Termination Date (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the

Termination Date and the New Payment Date shall be paid to Employee in a lump sum on the New Payment Date (or, if not a business day, the first business day thereafter).

Upon termination of employment (i) due to Employee’s death, (ii) due to Employee’s Disability, (iii) by the Company for Cause, (iv) by Employee without Good Reason, or (v) following the Term of this Agreement, Employee shall not be entitled to any Termination Compensation or other additional compensation or benefits under this Agreement.

3.    Section 409A. It is intended that this Agreement and the payments and benefits hereunder will, to the fullest extent possible, be exempt from Section 409A and the Agreement shall be interpreted to that end to the fullest extent possible. In this regard, it is intended that the Termination Compensation and other benefits payable or provided under Section 2 be exempt from Section 409A to the maximum extent possible as a short-term deferral under Treas. Reg. §1.409A-1(b)(4) and/or as separation pay upon involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii) (and/or as otherwise exempt under Treas. Reg. §1.409A-1(b)(9)(v) to the extent applicable). However, to the extent that any such payment or benefit (or portion thereof) provided pursuant to this Agreement is determined to be subject to Section 409A, this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered separation pay upon involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii) or nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A (and the payment thereof prior to a “separation from service” would violate Section 409A). For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a deferral of compensation within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, the right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments in accordance with Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are not excluded from Employee’s taxable income and are nonqualified deferred compensation subject to Section 409A, then except as permitted by Section 409A (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that any nonqualified deferred compensation under this Agreement complies with or is exempt from Section 409A, and shall not have any liability to or indemnify Employee or any other person with respect to any tax consequences that arise from any failure to comply with or meet an exemption under Section 409A.

4.    Excess Parachute Payments. If any payments or benefits received or to be received by Employee pursuant to this Agreement or otherwise in connection with or contingent on a change in ownership or control are deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), then, at the Company’s election, such payments under this Agreement shall either be paid in full or reduced to the extent necessary to avoid being considered an Excess Parachute Payment, based upon the Company’s determination, in its sole discretion, as to which alternative results in the better tax consequences for Employee.

Notwithstanding any other provision of this Agreement to the contrary, if any payments or benefits provided or to be provided to or for the benefit of Employee (or Employee’s beneficiary, legal representatives or estate, as the case may be) by the Company (or any successors thereto) (the “Payments”) that, but for this Section 4, would be considered Excess Parachute Payments, then such Payments shall be limited to the greatest amount which may be paid or provided to or in respect of under Section 280G of the Code without causing the imposition of an excise tax on Employee under Section 4999 of the Code (or any successor provision), but only if, by reason of such reduction, the net after-tax benefit to Employee of such reduced Payments shall exceed the net after-tax benefit of the Payments if such reduction were not made. The determination of whether any of the Payments would be considered Excess Parachute Payments and the calculation of all the amounts referred to in this Section 4, including the relative net after-tax benefits (which shall take into account, without limitation, all applicable federal, state and local employment, income and excise taxes), shall be made by a nationally or regionally recognized accounting firm selected by the Company (the “Accounting Firm”). The Company and Employee agree to cooperate generally and in good faith regarding such determination. Any final determination by the Accounting Firm shall be binding upon the Company and Employee. In the event that the Payments to or in respect of Employee are to be reduced in accordance with this Section 4, the reductions shall be made in the following order: (i) any Payments that became fully vested prior to the Change in Control triggering application of this Section 4 and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1, Q/A 24 are treated as Excess Parachute Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment to the extent that would not result in Employee being subject to a tax under Section 409A of the Code; (ii) any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the triggering Change in Control under Section 280G of the Code pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced to the extent that such reduction would not result in Employee being subject to a tax under Section 409A of the Code; (iii) any equity incentive awards, or cash nonqualified deferred compensation amounts, that vest solely based on Employee’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the triggering Change in Control event under Section 280G of the Code because they become vested as a result thereof, to the extent that such reduction would not result in Employee being subject to a tax under Section 409A of the Code; and (iv) reduction in any other payments or benefits to the extent necessary but in a manner that would not result in Employee being subject to a tax under Section 409A of the Code. Within each such category, the Payments that will result in the greatest present value reduction in the Payments with the least reduction in economic value to Employee shall be reduced first.

5.    Compensation Clawback Provision. Employee agrees to promptly return to the Company any and all compensation received from the Company, as well as profits and gains attributable thereto, to the extent the Company is entitled or required to recover such amounts by the terms of any Company clawback or recoupment policy (as adopted, amended, implemented, and interpreted by the Company from time to time) and/or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as it may be amended from time to time), Section 304 of the Sarbanes Oxley Act of 2002 (as it may be amended from time to time), and/or any other applicable law (including any implementing rules and regulations promulgated under any applicable law).

6.    Employment At Will. Nothing herein is meant to alter the “at will” status of Employee’s employment with the Company. Subject to the provisions of Section 2 regarding a “Change in Control,” Employee’s employment with the Company may be terminated at any time, for any or no cause or reason, by either Employee or by the Company.

7.    Notice. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

    If to Employee:                See Company records

    If to the Company:            Blackbaud, Inc.
                        65 Fairchild Street
                        Charleston, SC 29492-7541
                        Attn: Chief People and Culture Officer

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

8.    Amendment. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by a duly authorized representative of the Company, or upon Employee unless made in writing and signed by Employee.

9.    Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to Employee’s compensation upon a change in control and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including without limitation any other retention agreement addressing a change in control of the Company.

10.    Governing Law. This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of South Carolina.

11.    General Provisions. This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, executors, administrators, legal representatives, successors and assigns (provided, however, that this Agreement may not be assigned by Employee to any other person or entity). Any waiver or accommodation by the Company or Employee at any time shall not act as, or be deemed to be, a continuing waiver or accommodation and shall not require the Company or Employee to provide any future or later waiver or accommodation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be and constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Retention Agreement effective as of the day and year first above written.

                            BLACKBAUD, INC.

                            ____________________________________
                            By:
                            Title:

                            EMPLOYEE